Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Separation Agreement”) is made and entered into on this 11th day of September, 2009 by and between Cypress Sharpridge Investments, Inc, a Maryland corporation (“CYS”), Cypress Sharpridge Advisors LLC, a Delaware limited liability company (the “Manager”), and Sharpridge Capital Management, L.P., a Delaware Limited Partnership (“Sharpridge”, and collectively with CYS and the Manager, the “Company”), on the one hand, and William J. Hayes (the “Executive”), on the other hand. The Company and the Executive are collectively referred to as the “Parties”.

WHEREAS, Sharpridge has terminated the Executive’s employment with Sharpridge effective as of August 12, 2009 (the “Separation Date”);

WHEREAS, each of the Board of Directors of CYS and the Managing Members of the Manager have elected not to have the Executive continue to serve as their Chief Financial Officer and Treasurer effective as of the Separation Date; and

WHEREAS, except as provided herein, this Separation Agreement shall supersede and replace in all respects any and all agreements and understandings between Sharpridge and the Executive relating to the Executive’s employment by and/or separation from Sharpridge, and any and all agreements and understandings between CYS or the Manager and the Executive relating to the Executive serving as an officer of such entity.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

1.	Effective Date of Agreement. This Separation Agreement shall become effective and enforceable on the 8th day after the date first written above (the “Effective Date”). Once effective, all of the terms, conditions, benefits and restrictions of this Separation Agreement shall be fully enforceable and binding on the Parties.

2.	Terms of Termination of Employment.

a.	Resignation from Positions. The Executive hereby resigns his employment and any and all positions (the “Positions”) he holds with Sharpridge, CYS, and the Manager and each of their subsidiaries and affiliates, including without limitation, Sharpridge TRS, Inc., a Delaware corporation. Such Positions include, but are not limited to his positions as Chief Financial Officer of Sharpridge, Chief Financial Officer and Treasurer of CYS, and Chief Financial Officer and Treasurer of the Manager, in each case effective as of the Separation Date. As of the Separation Date, the Executive shall have no further duties or responsibilities to be performed for Sharpridge, CYS, and the Manager and each of their subsidiaries and affiliates, other than as specified herein; he shall have no authority to act or endeavor to act on behalf of Sharpridge, CYS, and the Manager and each of their subsidiaries and affiliates for any reason whatsoever; and Executive no longer shall have signing or other authority with respect to Sharpridge’s, CYS’s, and the Manager’s and each of their subsidiaries’ and affiliates’ accounts, books or records.

b.	No Further Compensation or Benefits. The Executive will not receive any compensation or benefits from Sharpridge, CYS or the Manager after the Separation Date, except as expressly hereinafter provided in this Separation Agreement. The Executive and each of Sharpridge, CYS and the Manager acknowledge and agree that valid consideration exists for the promises contained in this Separation Agreement.

3.	Consideration to Executive.

a.	The Executive acknowledges that (i) Sharpridge has paid the Executive’s accrued annual salary that is payable, and accrued and unpaid vacation through and including the Separation Date in accordance with Sharpridge’s normal payroll practices, and (ii) he is not owed any compensation, accrued unpaid vacation, or any other compensation or benefits from CYS or the Manager, or their respective subsidiaries or affiliates.

After the Effective Date, the Sharpridge shall continue to pay the Executive his monthly base salary through February 28, 2010 (the period from the Separation Date to February 28, 2010 being the “Separation Period”), payable in accordance with the Sharpridge’s monthly payroll practice, and subject to all applicable Federal and State withholdings (the “Separation Payments”). The first Separation Payment shall be made on or about September 21, 2009, after the Executive’s right to revoke this Agreement has expired. The five subsequent Separation Payments shall be made on or about the 1st of each month after the date hereof, in accordance with Sharpridge’s payroll practice. Accordingly, the final Separation Payment shall be due and payable on or about February 1, 2010.

b.	For the period from the Separation Date until the earlier of February 28, 2010 and the date on which the Executive is eligible to receive coverage under another employer’s group health insurance plan, the Executive shall be eligible to continue coverage for himself and his dependents under the existing group health insurance plan maintained by Sharpridge for the benefit of its officers and employees, provided that the Executive timely provides the requisite election notice required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). During the period that the Executive elects to continue such coverage, the Executive shall pay the monthly premiums for such coverage and Sharpridge shall reimburse such premium payments within five (5) business days after the Executive presents to Sharpridge evidence of his payment of the premiums. The Executive shall promptly notify Sharpridge in writing when he becomes eligible to receive health coverage under another employer’s group health insurance plan.

c.	CYS agrees to maintain Director and Officer Insurance Coverage for the Executive during the Separation Period for his acts and omissions while an officer of CYS on a basis no less favorable to him than coverage provided to current officers of CYS.

d.	Sharpridge and CYS agree to reimburse Executive for the actual reasonable out of pocket business expenses incurred by the Executive in connection with the performance of his duties as Chief Financial Officer of Sharpridge and Chief Financial Officer and Treasurer of CYS, respectively, prior to the date of this Agreement, subject to delivery by the Executive to Sharpridge or CYS, as the case may be, of receipts and other appropriate supporting documentation on or before August 20, 2009.

e.	The Executive understands and agrees that the payments payable to Executive under Sections 3(a), 3(b) and 3(c) will be treated by Sharpridge as compensation expense.

4.	Waiver, Release of Claims, and Covenant Not to Sue.

a.	The Executive, for himself, his agents, personal representatives, heirs and assigns, hereby unconditionally releases and forever discharges Sharpridge, CYS, the Manager, and any and all of their affiliated entities and subsidiaries, as well as their respective officers, directors, partners, owners, employees, agents, representatives, financial advisors, predecessors and successors, and all of their respective affiliates, whether in their individual or representative capacities (collectively “Released Parties”), from any and all liability of every kind and nature whatsoever arising out of or connected in any way with the Executive’s employment, or termination of employment, by the Company and any of its affiliates or subsidiaries, or any other matter relating to the Company or any of its affiliates or subsidiaries, or the business or assets of any of them, both as to matters now known and those discovered hereafter, including, without limitation, any and all claims for monetary relief, injunctive relief, attorney fees, costs, back pay or unpaid wages, fringe benefits, employment or reinstatement that could have been raised under common law, wrongful discharge, breach of any contractual rights, both express or implied, breach of any covenant of good faith and fair dealing, both express or implied, any tort, any claim of invasion of privacy, any legal restrictions on the Released Parties’ rights to terminate employees, and any federal, state, or other governmental statute, regulation, ordinance, or directive, specifically including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and state securities laws. The foregoing also includes any and all claims the Executive could have brought or could bring as a partner, member, director, officer or employee of any of the Released Parties and any and all claims the Executive may have, in his capacity as a shareholder of any of the Released Parties, with respect to events occurring prior to the Separation Date. The Executive covenants not to sue the Released Parties with respect to any of the released claims or potential claims described above. The foregoing release does not waive or infringe the Executive’s right to receive the payments and benefits described in Section 3 hereof. Notwithstanding anything herein to the contrary, this Separation Agreement shall not impact or release any rights that the Executive may have, under the bylaws of the CYS, indemnification agreements, applicable insurance policies of the Company, including but not limited to CYS’s existing director and officer liability insurance policy, and/or under applicable law, to indemnification with respect to liabilities, costs, losses and claims arising from or related to the Executive’s service as an officer, director or employee of the Sharpridge, CYS, the Manager, any parent, subsidiary or affiliate of the CYS, or any of the Released Parties.

b.

Each of Sharpridge, CYS and the Manager hereby unconditionally releases and forever discharges the Executive, his agents, personal representatives, heirs and assigns, from any and all liability whatsoever for any acts, occurrences or omissions arising out of or connected in any way with the Executive’s performance or discharge of his duties as a director or officer of Sharpridge, CYS or the Manager, employment, prospective employment, or termination of employment by Sharpridge and any of its affiliates or subsidiaries, or any other matter relating to Sharpridge, CYS, or the Manager, or any of their affiliates or subsidiaries, or the business or assets of any of them, both as to matters now known and those discovered hereafter, except to the extent that the Executive has engaged in any self-dealing, embezzlement, intentionally improper acts, illegal acts, acts not in accordance with Sharpridge’s, CYS’s, or the Manager’s policies and procedures, or other fraudulent or criminal conduct in the performance of his duties while employed by Sharpridge (the “Released Claims”); provided, however, the Released Claims shall not include, and Sharpridge, CYS and the Manager are not releasing the Executive for liability with respect to, existing third party claims (“Third Party Claims”) against any of Sharpridge, CYS, or the Manager for which the Executive is not entitled to receive indemnification from CYS in accordance with the CYS’s Charter, Bylaws or Maryland law. Except as provided in the immediately preceding sentence, the Released Claims shall include, without limitation, any and all claims for monetary relief, injunctive relief, attorney fees, costs and claims Sharpridge, CYS, or the Manager could have brought or could bring against the Executive as a shareholder, partner, member, director, officer or employee of any of the Released Parties. Each of Sharpridge, CYS and the Manager covenants not to sue the Executive with respect to any of the Released Claims except to the extent that Sharpridge, CYS, or the Manager determines in good faith that the Executive has engaged in any self-dealing, embezzlement, intentionally improper acts, illegal acts, acts not in accordance with Sharpridge’s, CYS’s, or the Manager’s policies and procedures, or other fraudulent or criminal conduct in the performance of his duties while employed by Sharpridge. Sharpridge, CYS and the Manager represent that as of the date hereof, they have no knowledge of, and have not received any written notices relating to, (i) and Third-Party Claims or (ii) self-dealing, embezzlement, intentionally improper acts, illegal acts, acts, or other fraudulent or criminal conduct in the performance of Executive’s duties while employed by Sharpridge.

c.	The Parties expressly understand and agree that the waivers, releases and covenants not to sue set forth in clauses (a) and (b) above do not preclude either Party from acting to enforce the terms, conditions, rights, obligations and requirements of this Separation Agreement as provided herein.

d.	This Separation Agreement is intended by the Parties to comply with the requirements of the Older Workers Benefits Protection Act (29 U.S.C. § 626(f)). To that end the Parties acknowledge that (a) the Executive has read and understands the terms of this Separation Agreement and he accepts them knowingly and voluntarily, (b) the claims released by the Executive pursuant to this Separation Agreement include claims arising under the Age Discrimination in Employment Act (29 U.S.C. § 626 et. seq.), (c) the Executive does not waive any of his rights or claims that may arise after the date this Separation Agreement is effective, (d) the consideration provided in Section 3 of this Separation Agreement in exchange for the Executive’s release of claims is in addition to anything of value which the Executive is already entitled to receive from Sharpridge, CYS or the Manager, (e) the Executive has been advised in writing to consult with an attorney prior to signing this Separation Agreement, and has in fact been advised by his own attorney prior to signing this agreement , (f) the Executive has been given a period in excess of 21 days in which to consider the terms of this Separation Agreement, and (g) the Executive has a period of seven (7) days following the date he signs this Separation Agreement to revoke it, and the Separation Agreement shall not become effective or enforceable until the revocation period has expired, as provided for in Section 1 herein.

5.

Nondisclosure of Confidential Information. The Executive shall keep confidential all secret or Confidential Information, knowledge or data relating to Sharpridge, CYS or the Manager, or any of their affiliated companies, and their respective businesses and assets, which shall have been obtained by the Executive during the Executive’s employment by Sharpridge, except for Confidential Information that becomes public knowledge (other than as a result of any act by the Executive or any representatives of the Executive in violation of this Separation Agreement).

The Executive shall not, without the prior written consent of Sharpridge or CYS, or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. The agreement made in this Section 5 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Executive in respect of confidential information of the Company. “Confidential Information,” as used in this Separation Agreement, means any and all confidential information (whether recorded in documentary form or by electronic or other means) relating to the assets, business methods, investment strategies, hedging strategies, liability management strategies, corporate plans, business plans, strategic plans, employee information (including compensation, qualifications, and utilization), management systems, finances, existing or developing business opportunities. Confidential Information also includes any other information in respect of which Sharpridge or CYS owes an obligation of confidentiality to any third party, knowledge of which the Executive acquired at any time during his employment by Sharpridge and which is not readily ascertainable to persons not connected with Sharpridge or CYS, either at all or without significant expenditure of labor, skill or money. The nondisclosure obligation set forth in this Paragraph is in addition to any fiduciary duties of the Executive to maintain the confidentiality of the Confidential Information and, to the extent not otherwise provided herein, the trade secrets of Sharpridge or CYS.

6.	Consultation in Advance of Action. Before the Executive engages in any action which may reasonably be construed as a violation of this Separation Agreement, or as to which the Executive believes the application of the Separation Agreement is not clear, specifically including the provisions of Section 5 above, the Executive agrees to contact and confer with the Chief Executive Officer of Sharpridge, or his designee, regarding the Executive’s intended action, to make a good faith effort to avoid a violation, and to discuss the availability of alternative courses of action that would not result in a violation. Both Parties agree to engage in such discussions in good faith.

7.	Return of Company Property. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Sharpridge, CYS, the Manager or their respective affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of his employment with Sharpridge or CYS, shall be the exclusive property of Sharpridge or CYS, as the case may be, and shall be delivered to Sharpridge and not retained by the Executive (including, without limitations, any copies thereof) upon execution of this Agreement.

8.	Injunctive and Contractual Relief. The Executive understands and agrees that the covenants contained in this Agreement are special, unique and of an extraordinary character. Because of the difficulty of measuring economic losses to Sharpridge, CYS or the Manager as a result of a breach of this Agreement, and because of the immediate and irreparable damage that could be caused to the Sharpridge, CYS or the Manager for which they would have no other adequate remedy, in the event of any default, breach or threatened breach of these covenant by the Executive, Sharpridge, CYS, or the Manager shall be entitled to institute and prosecute legal proceedings to enforce its rights hereunder, and shall be entitled specifically to injunctive relief and to such other and further relief as may be available to Sharpridge, CYS, or the Manager at law and/or in equity. The Executive hereby waives any right to require the posting of a bond in the event Sharpridge, CYS, or the Manager seeks injunctive and/or other equitable relief to enforce this Separation Agreement. The rights, obligations and remedies provided in this Section 8 shall be in addition to, and not in lieu of, any rights, obligations and/or remedies imposed by applicable law under statutes enforcing the protection of trade secrets and other confidential and proprietary information.

9.	No Filings or Proceedings. The Executive acknowledges and represents to Sharpridge, CYS, or the Manager that neither he, nor any counsel representing the Executive has filed any charges, complaints, actions, or lawsuits, or commenced any proceedings against Sharpridge, CYS, or the Manager or their respective affiliates, in any court or before any governmental agency, except for claims for unemployment insurance benefits.

10.	Non-Solicitation. The Executive agrees that for a period of one (1) year following the Separation Date:

a.	The Executive shall not, without Sharpridge’s prior written consent, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of the Sharpridge, CYS, or the Manager, or their respective affiliates, any current employee or independent contractor thereof; and

b.	The Executive shall not, whether for his own account or the account of any other person, firm, corporation or other business organization, intentionally interfere with the Sharpridge’s, CYS’s, or the Manager’s or any of their respective affiliates’ relationships with any other person, who during the term of the Executive’s employment with Sharpridge is or was a shareholder or business partner of Sharpridge, CYS, or the Manager.

11.	Severability. The Parties understand and agree that every Section, and each subpart, sub-paragraph or provision therein, of this Separation Agreement is separable, severable and divisible from the rest of the Separation Agreement. If any Section, subpart, sub-paragraph or provision herein is ruled invalid, illegal, unenforceable or void by any arbitrator, regulatory agency or court of competent jurisdiction, the Parties understand and agree that the remainder of this Separation Agreement shall continue to be enforceable to the fullest extent permitted by law.

12.	Choice of Governing Law and Venue. The Parties (a) understand and agree that the validity, interpretation, construction and performance of this Separation Agreement, as well as the rights of the Parties under this Separation Agreement, shall be governed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles; and (b) irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and federal courts sitting in the Commonwealth of Massachusetts with respect to all actions and proceedings arising out of or relating to this Separation Agreement and the transactions contemplated hereby.

13.	Full Integration. This Separation Agreement constitutes the entire agreement between the parties regarding the termination of the Executive’s employment with Sharpridge, CYS or the Manager. It fully supersedes any and all prior oral or written representations, communications or agreements between the parties pertaining to its subject matter. The Parties acknowledge that no written or oral representations inconsistent with or additional to the terms and conditions of this Separation Agreement have been made or reached. Except as provided herein, the parties further agree that no modification, amendment or waiver of any of the provisions of this Separation Agreement shall be effective unless made in writing, specifically referring to this Separation Agreement, and signed by the Executive and Sharpridge, CYS and the Manager.

14.

Disputes. Each Party to this Separation Agreement shall be entitled to seek any and all relief to which it or he, as applicable, is entitled with respect to any violation or threatened violation by the other Party of this Separation Agreement. Except as otherwise set forth herein, in the event a Party institutes any proceeding to enforce his or its legal rights under, or to recover damages for breach by the other Party of, this Separation Agreement, the prevailing Party shall be entitled to recover from the other Party any actual expenses for attorney’s fees and disbursements incurred by such prevailing Party.

15.	No Waiver. The Parties acknowledge and agree that the failure to enforce at any time any of the provisions of this Separation Agreement or to require at any time performance by any party of any of the provisions hereto shall in no way be construed as a waiver of such provision or affect the validity of this Separation Agreement or any part thereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Separation Agreement.

16.	Assignability. This Separation Agreement is not assignable by the Executive but is assignable by Sharpridge, CYS, or the Manager. This Separation Agreement shall be binding upon and inure to the benefit of Sharpridge, CYS, or the Manager and its successors and assigns. Sharpridge, CYS, or the Manager agree to cause its successors and assigns to assume Sharpridge’s and CYS’s liabilities and obligations set forth in this Separation Agreement.

17.	Non-Disclosure of Agreement. The Parties agree to keep any and all matters relating to this Separation Agreement, including its existence, terms and the negotiations and circumstances which led to this Separation Agreement, confidential such that they will not disclose such matters to any person or entity at any time; provided, however that (1) Sharpridge, CYS, or the Manager may disclose such matters to (i) any of its officers, directors, partners, owners, agents, auditors, representatives and employees (and their respective advisors), to the extent necessary to implement this Separation Agreement, (ii) any prospective purchaser of Sharpridge’s, CYS’s, or the Manager’s business in order to comply with Sharpridge’s, CYS’s, or the Manager’s disclosure obligations to or due diligence requests by any prospective purchaser of Sharpridge’s, CYS’s, or the Manager’s business, (iii) through press releases or filings with the Securities and Exchange Commission in order to comply with its public company reporting and disclosure obligations, and (iv) any party to the extent required by law, and (2) the Executive may disclose this Separation Agreement to his counsel, his tax and financial advisors and his immediate family members, and the Executive may discuss his separation from Sharpridge, CYS, or the Manager and this Separation Agreement with persons with whom he has a personal relationship to the extent such persons inquire of him regarding these matters so long as the Executive does not misrepresent in any manner the terms of his separation.

18.	Non-Disparagement. The Parties agree that they will not take any action or make any comment which impugns, defames, disparages, criticizes, negatively characterizes or casts in an unfavorable light, the other. The Executive’s obligation under this Paragraph shall apply to the Sharpridge, CYS, and the Manager, and to the Released Parties, including their respective officers, directors, management, employees, agents and other representatives. Nothing herein shall be construed to prohibit or limit the Company’s right to communicate internally and with its counsel and auditors about Executive solely for and to the extent necessary for its legitimate business purposes. The Executive agrees not to voluntarily provide assistance or information to any person or entity pursuing any claim, charge or complaint against Sharpridge, CYS, the Manager, or to the Released Parties, except that nothing herein shall be interpreted to limit the Executive’s right to confer with counsel or to provide truthful testimony pursuant to subpoena or notice of deposition or as otherwise required by law.

19.	Counterparts. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes.

20.	Executive’s Personnel File. The Parties agree that documents bearing label numbers C-S 007 through C-S 015 that were produced by the Company to Executive on September 8, 2009 shall be removed from the Executive’s personnel file that is maintained by the Company.

The Parties have read this Separation Agreement, understand and agree to its terms and enter into it voluntarily. By signing below, the Executive acknowledges that he is receiving a signed copy of this Separation Agreement.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Separation Agreement to be signed as of the day and year indicated below.

SHARPRIDGE CAPITAL MANAGEMENT, L.P.

	By:	/s/ Kevin E. Grant
Dated: September 11, 2009		Kevin E. Grant, Chief Executive Officer

CYPRESS SHARPRIDGE INVESTMENTS, INC.

	By:	/s/ Kevin E. Grant
Dated: September 11, 2009		Kevin E. Grant, Chief Executive Officer

CYPRESS SHARPRIDGE ADVISORS, LLC

	By:	/s/ Kevin E. Grant
Dated: September 11, 2009		Kevin E. Grant, Chief Executive Officer

EXECUTIVE

/s/ William J. Hayes
Dated: September 11, 2009	William J. Hayes